Exhibit 10.37
MILACRON HOLDINGS CORP.
2015 Equity Incentive Plan

Performance Stock Unit Award Agreement
This Performance Stock Unit Award Agreement (this “Agreement”) is made by and between Milacron Holdings Corp., a Delaware corporation (the “Company”), and [_______________] (the “Participant”), effective as of March 1, 2018 (the “Date of Grant”).
RECITALS

WHEREAS, the Company has adopted the Milacron Holdings Corp. 2015 Equity Incentive Plan (as the same may be amended and/or amended and restated from time to time, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined in this Agreement will have the meanings ascribed to those terms in the Plan; and
WHEREAS, the Committee has authorized and approved the grant of an Award to the Participant that will provide the Participant the opportunity to acquire shares of Common Stock (“Shares”) upon the settlement of stock units, subject to the terms and conditions set forth in the Plan and this Agreement (“Performance Stock Units”).
NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.	Grant of Performance Stock Unit Award.

(a)
The Company hereby grants to the Participant a target award of [__________] Performance Stock Units (“Target Award”), on the terms and conditions set forth in the Plan and this Agreement, subject to adjustment as forth in the Plan. As set forth on Exhibit A, Fifty percent (50%) of the Target Award will vest based upon the Company’s achievement of certain Adjusted EBITDA Margin performance vesting goals and fifty percent (50%) of the Target Award will vest based will upon the Company’s achievement of certain Free Cash Flow Conversion performance vesting goals (collectively, the “Performance Targets”), in each case over the Performance Period.

(b)
Except as otherwise set forth in the Plan or this Agreement, the grant of Performance Stock Units represents the right to receive a percentage of the Target Award upon vesting of such Performance Stock Units over the Performance Period upon the Company’s achievement of the Performance Targets (as set forth on Exhibit A), with each Performance Stock Unit that vests representing the right to receive one (1) Share upon vesting thereof. The “Performance Period” means the three-year period beginning on January 1, 2018 and ending on December 31, 2020.

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2.	Vesting of Performance Stock Units.

(a)
Vesting. Subject to the Participant’s continued Service through the last day of the Performance Period (the “Vesting Date”) and except as otherwise provided in Section 2(b) and Section 2(c), the Performance Stock Units will be eligible to vest based on the Company’s achievement of the Performance Targets over the Performance Period, as set forth on Exhibit A attached hereto. To the extent the Performance Targets for the Performance Period are not achieved at the applicable threshold performance levels set forth on Exhibit A, the Participant shall forfeit, immediately and without consideration, all or any portion of the Performance Stock Units that failed to vest for such Performance Period.

(b)
Change in Control. In the event of a Change in Control, the Target Award will convert to a number of time-based vesting restricted stock units at the target performance level that vest on the last day of the Performance Period, subject to the Participant’s continued Service through the last day of the Performance Period, except as otherwise provided in Section 2(c)(ii); provided, however, that the Committee may, in its sole discretion, accelerate the vesting and settlement of the Target Award, at no less than the target performance level, in accordance with the terms and conditions of the Plan. Notwithstanding the foregoing, to the extent that the Performance Stock Units constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (“Nonqualified Deferred Compensation”) and the Committee accelerates the vesting of the Target Award as set forth herein, settlement of such vested Target Award shall be made in accordance with Section 3(a).

(c)	Termination of Service.

(i)
Except as otherwise provided in Section 2(c)(ii), the Participant shall forfeit, immediately and without consideration, all Performance Stock Units upon a termination of Service for any reason that occurs prior to the last day of the Performance Period. Without limiting the generality of the foregoing, the Performance Stock Units and the Shares (and any resulting proceeds) will continue to be subject to Section 13 of the Plan.

(ii)
Any Performance Share Units that have not previously become vested during the Performance Period will fully vest upon a termination of the Participant’s Service without Cause or for Good Reason occurring upon or within 12 months following a Change in Control. The vesting of the Performance Stock Units pursuant to the immediately preceding sentence is conditioned, however, upon the Participant’s signing a release of claims in a form provided by the Company (a “Release”), which Release must be executed, returned and, to the extent applicable, no longer subject to revocation, within 30 days following the Participant’s termination of Service (the date such Release has been executed, returned and, to the extent applicable, no longer subject to revocation, the “Release Effective Date”). Notwithstanding anything to the contrary contained in this Agreement, (i) the “Vesting Date” shall be the

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Release Effective Date, and (ii) to the extent that the Performance Stock Units constitute “nonqualified deferred compensation,” any Performance Stock Units that vest in accordance with this Section 2(c)(ii), will be settled on the 60th day following the date of the Participant’s termination of Service, except to the extent that the Specified Employee Delay applies.

(iii)
Good Reason Defined. If a Participant has an effective employment agreement, severance agreement, service agreement or other similar agreement with the Company or a Subsidiary that defines “Good Reason” or a like term, Good Reason shall have the meaning set forth in such agreement at the time of the Participant’s termination of Service or, in the absence of such definition, Good Reason means the termination of Service by the Participant because of the occurrence of any of the following events without the Participant’s written consent: (i) a material reduction of the Participant’s authorities, duties or responsibilities from those in effect immediately prior to the Change in Control; provided, however, that any change in title, reporting relationship or de minimis reduction in such authorities, duties or responsibilities resulting merely from the acquisition of the Company and its existence as a subsidiary or division of another entity shall not constitute Good Reason; (ii) a material reduction in the Participant’s base salary or target annual bonus opportunity, in each case, as compared to the value of each immediately prior to the Change in Control; or (iii) the Participant is required to relocate to a different principal place of business that is located more than one hundred (100) miles away from the Participant’s primary residence as of immediately prior to the Change in Control. In the event of existence of grounds that would constitute Good Reason as contemplated in subsections (i), (ii) and (iii) above, such grounds shall constitute Good Reason only if the Participant provides written notice to the Company of the facts which constitute the grounds within 90 days following the initial existence of the grounds and the Company thereafter fails to cure such grounds within 30 business days following its receipt of such notice (or, in the event that such grounds cannot be corrected within such 30 day period, the Company has not taken all reasonable steps within such 30 day period to correct such grounds as promptly as practicable thereafter).

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3.	Payment

(a)
Settlement. The Company shall deliver to the Participant within 30 days following the Vesting Date a number of Shares equal to the aggregate number of Performance Stock Units that vested as of such date. No fractional Shares shall be delivered; the Company shall pay cash in respect of any fractional Shares. The Company may deliver such shares either through book entry accounts held by, or in the name of, the Participant or cause to be issued a certificate or certificates representing the number of Shares to be issued in respect of the Performance Stock Units, registered in the name of the Participant.

(b)
Withholding Requirements. The Company will have the power and the right to deduct or withhold automatically from any Shares deliverable under this Agreement, or to require the Participant or the Participant’s representative to remit to the Company, the amount necessary to satisfy all applicable federal, state, and/or local taxes and any non-U.S. taxes, including, without limitation, income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”) required to be withheld with respect to any taxable event arising as a result of this Agreement, as determined by the Company using rates of up to the maximum applicable rates in the Participant’s jurisdiction. Alternatively, or in addition to the foregoing withholding methods, the Company or the Employer may satisfy applicable Tax-Related Items withholding obligations by (i) withholding from the Participant’s wages or other cash compensation, or (ii) withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the Performance Stock Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization). Notwithstanding the foregoing, if the Participant is subject to Section 16 of the Exchange Act, any obligation to withhold Tax-Related Items will be satisfied by automatic withholding from any Shares deliverable under this Agreement as provided herein, unless otherwise determined by the Board or Committee.

(c)
Tax Acknowledgement. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”) the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount, if any, withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Stock Units, including, but not limited to, the grant, vesting or settlement of the Performance Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends, and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. If the Participant is subject to Tax-Related Items in more than

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one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

4.
Adjustment of Shares. In the event of any change with respect to the outstanding shares of Common Stock contemplated by Section 4.5 of the Plan, the Performance Stock Units may be adjusted in accordance with Section 4.5 of the Plan.

5.
Restrictive Covenant Agreement. The Participant agrees to be bound by the Restrictive Covenant Agreement attached hereto as Exhibit B (the “Restrictive Covenant Agreement”) in consideration of: (a) the Performance Stock Units granted herein; (b) the Participant’s ongoing employment by the Company or a Subsidiary; (c) the importance of protecting the confidential information of the Company, its Subsidiaries and its affiliates and their other legitimate interests, including without limitation the valuable confidential information and goodwill that they have developed or acquired; (d) the Participant being granted access to trade secrets and other confidential information of the Company, its Subsidiaries and its affiliates; and (e) other good and valuable consideration.

6.	Miscellaneous Provisions

(a)
Securities Laws Requirements. No Shares will be issued or transferred pursuant to this Agreement unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Shares may be listed, have been fully met. As a condition precedent to the issuance of Shares pursuant to this Agreement, the Company may require the Participant to take any reasonable action to meet those requirements. The Committee may impose such conditions on any Shares issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act, as amended, under the requirements of any exchange upon which shares of the same class are then listed and under any blue sky or other securities laws applicable to those Shares.

(b)
Rights of a Shareholder of the Company. Prior to settlement of the Performance Stock Units, neither the Participant nor the Participant’s representative will have any rights as a shareholder of the Company with respect to any Shares underlying the Performance Stock Units and the Participant will not receive payment of, or credit for, dividends or dividend equivalents with respect to any Shares underlying the Performance Stock Units.

(c)
Transfer Restrictions. The Shares delivered hereunder will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, any applicable federal or state laws and any agreement with, or policy of, the Company

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or the Committee to which the Participant is a party or subject, and the Committee may cause orders or designations to be placed upon the books and records of the Company’s transfer agent to make appropriate reference to such restrictions.

(d)
No Right to Continued Service. Nothing in this Agreement or the Plan confers upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without Cause.

(e)
Notification. Any notification required by the terms of this Agreement will be given by the Participant (i) in a writing addressed to the Company at its principal executive office and will be deemed effective upon actual receipt when delivered by personal delivery or by registered or certified mail, with postage and fees prepaid, or (ii) by electronic transmission to the Company’s e-mail address of the Company’s General Counsel and will be deemed effective upon actual receipt. Any notification required by the terms of this Agreement will be given by the Company (x) in a writing addressed to the address that the Participant most recently provided to the Company and will be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, or (y) by facsimile or electronic transmission to the Participant’s primary work fax number or e-mail address (as applicable) and will be deemed effective upon confirmation of receipt by the sender of such transmission.

(f)
Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter of this Agreement. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter of this Agreement.

(g)	Waiver. No waiver of any breach or condition of this Agreement will be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(h)
Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

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(i)
Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

(j)	Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.

(k)
Choice of Law; Jurisdiction. This Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement will be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Participant and each party to this Agreement agrees that it will bring all claims, causes of action and proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or be related to the Plan and this Agreement exclusively in the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such claim, cause of action or proceeding, exclusively in the United States District Court for the District of Delaware (the “Chosen Court”), and hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to laying venue in any such proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such claim or cause of action will be effective if notice is given in accordance with this Agreement.

(l)
Code Section 409A Compliance. To the extent applicable, it is intended that the Performance Stock Units comply with, or be exempt from, the requirements of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder, and in accordance with Section 15.8 of the Plan, this Agreement shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A of the Code. Without limiting the foregoing, to the extent the Performance Stock Units constitute Nonqualified Deferred Compensation: (i) no settlement of the Performance Stock Units shall be made upon the Participant’s termination of Service unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A of the Code and (ii) if a Participant is a “specified employee” as defined in Section 409A of the Code at the time of such “separation from service” with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, settlement of the Performance Stock Units shall be deferred until the date that is six months plus one day following the date of the Participant’s separation of service or, if earlier, the Participant’s death (or such other period as required to comply with Section 409A) (the “Specified Employee Delay”).

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(m)
Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.

(n)
Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the Performance Stock Units subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail.

[Signature page follows.]

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IN WITNESS WHEREOF, the Company and the Participant have executed this Performance Stock Unit Award Agreement as of the Date of Grant.

PARTICIPANT                    MILACRON HOLDINGS CORP.

_______________________________        By:_________________________________
Name:                            Name: Thomas J. Goeke
                            Title: President and Chief Executive Officer

[Signature Page – Performance Stock Unit Award Agreement]

EXHIBIT A
Performance Stock Units Performance-Based Vesting Schedule

I.
Target Award. The actual number of Performance Stock Units that are eligible to vest in accordance with Section 2(a) of the Agreement shall be based on the attainment level of the Performance Targets, in accordance with the following formula:

The sum of (a) the Target Award x 50% x Adjusted EBITDA Margin Attainment Factor (as set forth in the applicable table in Section II below), plus (b) the Target Award x 50% x Free Cash Flow Conversion Attainment Factor (as set forth in the applicable table in Section II below).

II.
Performance Targets. The Performance Targets applicable to the Performance Stock Units consist of (A) Adjusted EBITDA Margin (as defined in Section III below) and (B) Free Cash Flow Conversion (as defined in Section III below), in each case measured for each year in the Performance Period and calculated on a straight-line average basis over such three years (i.e., 2018, 2019 and 2020).

Adjusted EBITDA Margin Performance Target

Adjusted EBITDA Margin (Three-Year Average over Performance Period)	Adjusted EBITDA Margin Attainment Factor
Threshold Performance: 18.6%	50%
Target Performance: 19.6%	100%
Stretch Performance: 20.6%	200%

Free Cash Flow Conversion Performance Target

Free Cash Flow Conversion (Three-Year Average over Performance Period)	Free Cash Flow Conversion Attainment Factor
Threshold Performance: 38.3%	50%
Target Performance: 43.3%	100%
Stretch Performance: 47.3%	200%

Attainment between Threshold and Target Performance and between Target and Stretch Performance (for each Performance Target) shall be subject to straight-line interpolation.

For avoidance of doubt, if the Adjusted EBITDA Margin Threshold Performance or the Free Cash Flow Conversion Threshold Performance is not attained, the 50% of the Target Award that vests based on Adjusted EBITDA Margin or, as applicable, Free Cash Flow Conversion, shall be forfeited.

III.	Performance Criteria.
“Adjusted EBITDA Margin” shall mean Adjusted EBITDA for the applicable Company fiscal year divided by Sales for the same period. For the avoidance of doubt, Adjusted EBITDA, Sales and Adjusted EBITDA Margin are as calculated in the corresponding Milacron Earnings Release Presentation (unless the Compensation Committee should decide to modify the calculation to adjust for any changes in the business (e.g., acquisitions, divestitures, or other).
“Free Cash Flow Conversion” shall mean Free Cash Flow for the applicable Company fiscal year divided by Adjusted EBITDA for the same period.  For the avoidance of doubt, Free Cash Flow and Adjusted EBITDA are as calculated in the corresponding Milacron Earnings Release Presentation (unless the Compensation Committee should decide to modify the calculation to adjust for any changes in the business (e.g., acquisitions, divestitures, debt refinancing, other unplanned uses of cash that impacted the normal calculation methodology).

EXHIBIT B

RESTRICTIVE COVENANT AGREEMENT

THIS AGREEMENT (this “Restrictive Covenant Agreement”) is made effective as of the Date of Grant by and between the Company and the Participant. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Performance Stock Unit Award Agreement to which this Restrictive Covenant Agreement is attached as Exhibit “B” (the “Award Agreement”).
R E C I T A L S:
WHEREAS, the Company and the Participant have entered into the Award Agreement;
AND WHEREAS the Award Agreement is conditional on the Participant entering into this Restrictive Covenant Agreement;
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.    Definitions. For purposes of this Restrictive Covenant Agreement:
a.    “Business” means manufacturing, designing, distributing, marketing or selling plastics manufacturing equipment, plastics manufacturing equipment components including hot runner systems, mold components or aftermarket parts or services, or industrial machining chemicals, or any other business engaged in by the Company or any if its Subsidiaries within twelve (12) months prior to the Participant’s termination of employment by or other service to the Company or any of its Subsidiaries.
b.    “Confidential Information” means the business and financial records, customer and supplier lists, business contacts, contracts, trade secrets, confidential methods of operations of the Company and its affiliates and other related information, as such exists from time to time during the Participant’s employment by or other service to the Company or any of its Subsidiaries.
c.    “Customer” means any Person who:
i.    has been a customer of the Company at any time during the one year period prior to the termination of the Participant’s employment or service; or
ii.    has evidenced an intention in writing to purchase Products from the Company at any time during the one year period prior to the termination of the Participant’s employment or service,

and with whom the Participant had any dealings, directly or indirectly, or about whom the Participant had confidential information, during the Participant’s employment or service.
d.    “Person” means any natural person, corporation, division of a corporation, partnership, trust, joint venture, association, firm, company, estate or unincorporated organization.
e.    “Products” means the products of the Business (i) manufactured by the Company within the one year period immediately preceding the date of this Restrictive Covenant Agreement (ii) manufactured by the Company during the Participant’s employment or service (iii) manufactured by the Company in the twelve (12) months following the termination of the Participant’s employment or service in the normal course of operating, maintaining and expanding the business and (iv) any products that are substitutes for or competitive with the products referred to in clauses (i), (ii) and (iii).
2.    Confidentiality. The Participant recognizes and acknowledges that the Confidential Information constitutes valuable, special and unique assets of the Company and its affiliates, access to and knowledge of which are essential to the performance of the duties of the Participant hereunder. The Participant acknowledges that such Confidential Information is not generally known in the trade and that such Confidential Information provides the Company and its affiliates with a competitive edge in its industry. In that regard, the Participant acknowledges and agrees that the Company and its affiliates have taken and are taking reasonable steps to protect the confidentiality of, and legitimate interest in, the Confidential Information. The Participant therefore agrees that he will not, during his employment or other service, or after termination of his employment or service, disclose any of such Confidential Information to any Person for any reason or purpose whatsoever except in connection with the performance of his duties to the Company and its affiliates, nor shall he make use of any such Confidential Information for his own purposes or for the benefit of any Person except the Company and its affiliates. Confidential Information shall not include any information which is or becomes publicly known through no action or inaction of the Participant. Notwithstanding the foregoing, in the event that the Participant is requested or required, in connection with any proceeding by or before a governmental authority, to disclose Confidential Information, the Participant will give the Company prompt written notice of such request or requirement so that the Company or its affiliates may seek a protective order or other appropriate relief. In the event that such protective order or other remedy is not obtained or the Company waives the right to seek such an order or other remedy, the Participant may, without liability hereunder furnish only that portion of the Confidential Information which the Participant is legally required to disclose. Notwithstanding anything herein to the contrary, nothing in this Restrictive Covenant Agreement shall (a) prohibit the Participant from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (b) require notification or prior approval by the Company of any reporting described in clause (a). Participant acknowledges that Participant is hereby notified, in accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), that: (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; (ii) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret except pursuant to court order.
3.    Non-Competition. While employed or rendering services or at any time during the eighteen (18) months following termination of the Participant’s employment or service, for whatever reason, and whether with or without cause, the Participant shall not in any manner whatsoever (other than a holding of less than two percent (2%) of the shares of a company listed on a public stock exchange in Canada or the United States of America) within North America, either individually or in partnership or jointly or in conjunction with any other Person:
a.    directly, or indirectly, carry on, engage in or be concerned with or interested in any business that manufactures, sells or distributes the Products;
b.    directly, or indirectly, assist (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, independent contractor, supplier, consultant, lender, guarantor, financier or in any other capacity whatever) any Person to carry on, engage in or be concerned with or interested in any business that manufactures, sells or distributes the Products; or
c.    have any direct or indirect interest or concern (as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, consultant, independent contractor or in any other capacity whatever) in or with any Person, if any part of the activities of such Person consists of any business that manufactures, sells or distributes the Products.
4.    Non-Solicitation of Customers. While the Participant is employed or rendering services or at any time during the eighteen (18) months following termination of the Participant’s employment or service, for whatever reason, and whether with or without cause, the Participant shall not for competitive purposes, either individually or in partnership or jointly or in conjunction with any other Person:
a.    directly, or indirectly solicit any Customer;
b.    directly, or indirectly assist (be it as principal, beneficiary, servant, director, shareholder, partner, nominee, executor, trustee, agent, employee, independent contractor, supplier, consultant, lender, financier or in any other capacity whatever) any Person directly or indirectly to solicit any Customer; or
c.    have any direct or indirect interest or concern (be it as principal, beneficiary, director, shareholder, partner, nominee, executor, trustee, agent, servant, employee, consultant, independent contractor, supplier, creditor or in any other capacity whatever, other than a holding of less than two percent (2%) of the shares of a company listed on a public exchange in Canada or the United States) in or with any Person if any of the activities of which Person consists of soliciting any Customer, if such solicitation is, directly or indirectly, intended to result in a sale of any Products to such Customer within North America.
5.    Non-Solicitation of Employees. While the Participant is employed or rendering services or at any time during the eighteen (18) months following termination of the Participant’s employment or service, for whatever reason, the Participant shall not, directly or indirectly, hire, solicit or induce to perform services, or attempt to solicit or induce to perform services (as an employee, consultant or otherwise) any individuals who are employees of the Company or take any actions which are intended to persuade any such employee to leave the employ of the Company, without the prior written consent of the Company. This section shall not apply to solicitations made generally to individuals through public media and which are not specifically targeted at employees of the Company.
6.    Non-Disparagement. The Participant shall not at any time, directly or indirectly, orally, in writing or through any medium, disparage, defame or assail the reputation, integrity or professionalism of the Company or any of its affiliates, officers, directors, employees or shareholders. Notwithstanding the foregoing, this prohibition does not apply to statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings.
7.    Return of Documents and Property. Upon the termination of his employment or service or at such other time that the Company may request, the Participant shall forthwith return and deliver to the Company, and shall not retain, any originals or copies of, any books, papers or price lists of the Company, customer lists, files, books of account, notes and other documents and data or other writings, tapes or records of the Company maintained by or in the possession of the Participant (and all of the same are hereby acknowledged and agreed to be the property of the Company).
8.    Inventions and Patents. The Participant hereby assigns to the Company all right, title and interest to all patents and patent applications, all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (in each case whether or not patentable), all copyrights and copyrightable works, all trade secrets, confidential information and know-how, and all other intellectual property rights that both (a) are conceived, reduced to practice, developed or made by the Participant while employed by the Company or any of its Subsidiaries and (b) either (i) relate to the Company’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services, or (ii) are conceived, reduced to practice, developed or made using any equipment, supplies, facilities, assets or resources of the Company or any of its Subsidiaries’ (including but not limited to, any intellectual property rights) (“Work Product”). The Participant shall promptly disclose such Work Product to the Company and, at the Company’s expense, perform all actions reasonably requested by the Company (whether during or after the period of employment) to establish and confirm the Company’s ownership thereof (including, without limitation, assignments, consents, powers of attorney, applications and other instruments).
9.    Covenants Reasonable.

a.    The Participant acknowledges and agrees with the Company that:
i.    the covenants in this Agreement are reasonable in the circumstances and are necessary to protect the Company;
ii.    the Participant is being provided with the opportunity to receive a substantial financial benefit as a result of the Award Agreement;
iii.    the covenants of the Participant contained in this Restrictive Covenant Agreement were a material inducement for the Company to enter into the Award Agreement and the execution and delivery of this Restrictive Covenant Agreement is a condition to the Company’s obligation pursuant to the Award Agreement; and
iv.    the breach by such Participant of any of the provisions of this Restrictive Covenant Agreement would cause serious and irreparable harm to the Company which could not adequately be compensated for in damages.
b.    The Participant agrees that the Company shall be entitled to obtain and the Participant agrees not to oppose a request for, interim, interlocutory and permanent injunctive relief and other equitable relief to prevent a breach or continued breach of the provisions of this Restrictive Covenant Agreement, as well as an accounting of all profits and benefits that arise out of such violation, which rights and remedies shall be cumulative in addition to any other rights or remedies to which the Company may be entitled in law. The provisions of this section shall not derogate from any other remedy which the Company may have in the event of such a breach.
10.    Severability. In the event that a court of competent jurisdiction determines that any term or provision of this Restrictive Covenant Agreement is illegal, invalid or unenforceable in any jurisdiction, such illegality, invalidity or unenforceability of that term or provision will not affect: (a) the legality, validity or enforceability of the remaining terms and provisions of this Restrictive Covenant Agreement; and (b) the legality, validity or enforceability of such term or provision in any other jurisdiction. Further, to the extent that any provision hereof is deemed unenforceable by virtue of its scope in terms of territory, length of time, scope of activities or otherwise, but may be made enforceable by limitations or revisions thereon, the parties agree that such limitations or revisions may be made so that the same shall, nevertheless, be enforceable to the fullest extent permitted by law.
11.    Notices. Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing and shall be deemed to have been given (a) when personally delivered or delivered by facsimile transmission with confirmation of delivery or (b) upon delivery after deposit with Federal Express or similar overnight courier service. A notice shall be addressed to the Company at its principal executive office, attention General Counsel, and to the Participant at the address that he/she most recently provided to the Company.
12.    Entire Agreement. This Restrictive Covenant Agreement constitutes the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and supersedes all prior and contemporaneous arrangements, agreements and understandings, whether oral or written and whether express or implied, and whether in term sheets, presentations or otherwise, among the parties hereto, or between any of them, with respect to the subject matter hereof.
13.    Amendment; Waiver. No amendment or modification of any term of this Restrictive Covenant Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant. No waiver of any breach or condition of this Restrictive Covenant Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.
14.    Successors and Assigns; No Third-Party Beneficiaries. The provisions of this Restrictive Covenant Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns.
15.    Signature in Counterparts. This Restrictive Covenant Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Restrictive Covenant Agreement.

Milacron Holdings Corp.
By:
Name:	Thomas J. Goeke
Title:	President and Chief Executive Officer
Agreed and acknowledged as
of the date first above written:

Signature:
Name:

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